Exhibit 3.20
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF FORMATION
OF
NOVELIS FINANCES USA LLC
     Novelis Finances USA LLC (the “Company”), a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware (the “Act”), hereby certifies as follows:
1.	Pursuant to Sections 18-202 and 18-402 of the Act, and also pursuant to Article 6 of the Limited Liability Company Agreement of the Company, the sole Member of the Company, in lieu of a meeting and vote, duly adopted a resolution approving an amendment to the Certificate of Formation of the Company (the “Certificate”) to change the name of the Company to Novelis Brand LLC.

2.	The text of the Certificate is hereby amended by restating Article First in its entirety to read as follows:
               “The name of the limited liability company is Novelis Brand LLC.”
     IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed as of this 10th day of September, 2008.

NOVELIS INC., Sole Member
By:	/s/ Leslie J. Parrette, Jr.
	Name:	Leslie J. Parrette, Jr.
	Title:	Secretary